Exhibit 5.1

Goodwin Procter LLP 2929 Arch Street, Suite #1700 Philadelphia, PA 19104 goodwinlaw.com +1 445 207 7800

September 21, 2023

Baudax Bio, Inc.

490 Lapp Road

Malvern, PA 19355

Re: Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-274349) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the resale of up to 15,000,000 shares (the “Shares”) of the common stock, par value $0.01 per share (the “Common Stock”) which may be issued and sold by Baudax Bio., Inc., a Pennsylvania corporation (the “Company”) to Alumni Capital LP (the “Selling Stockholder”) pursuant to the terms of that certain common stock purchase agreement, dated August 23, 2023, by and between the Company and the Selling Stockholder (the “Purchase Agreement”), consisting of certain shares of Common Stock to be issued to the Selling Stockholder as commitment shares (the “Commitment Shares”) and (ii) shares of Common Stock (the “ELOC Shares”) that the Company may issue and sell to the Selling Stockholder under the Purchase Agreement from time-to-time.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

Based on the foregoing, we are of the opinion that:

1

The Commitment Shares, when issued pursuant, and in accordance with the terms of, the Purchase Agreement, and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

2.

The ELOC Shares, when sold, paid for and issued pursuant to the Purchase Agreement and upon receipt of payment of the purchase price thereof in accordance with the terms of the Purchase Agreement, and in the manner contemplated by the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP